Exhibit (b)(1)

Execution Version

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010 CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036
CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013	Macquarie Capital (USA) Inc. macquarie capital funding llc 125 West 55th Street New York, NY 10019
DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH 60 Wall Street New York, New York 10005	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022

CONFIDENTIAL

April 17, 2017

Harland Clarke Holdings Corp.

15955 La Cantera Parkway

San Antonio, TX 78256
Attention: Chief Financial Officer

Project Lambert
Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Commitment Letter (the “Commitment Letter”) amends, restates and supersedes that certain Commitment Letter dated as of April 10, 2017 (the “Original Commitment Letter”), between Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, and together with Bank of America or any of their designated affiliates, “BAML”), Citi (as defined below), Macquarie Capital Funding LLC (“Macquarie Lender”) and Macquarie Capital (USA) Inc. (“Macquarie Capital” and, together with Macquarie Lender, “Macquarie” and, together with Credit Suisse, BAML and Citi, the “Original Commitment Parties”) and you. You have advised the Original Commitment Parties, Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI or any of their designated affiliates, “DB”) and Jefferies Finance LLC (together with its affiliates that it acts through as it deems appropriate) (“Jefferies” and, together with the Original Commitment Parties and DB, “we”, “us” or the “Commitment Parties”) that Harland Clarke Holdings Corp., a Delaware corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) a company identified to us by you as “Lambert” (the “Company”). The Acquisition will be effected through a tender offer to acquire all of the outstanding Series 1 common stock of the Company by a direct or indirect wholly owned U.S. subsidiary of the Borrower (“Merger Sub”), followed by the merger of Merger Sub with and into the Company with the Company being the surviving corporation of the merger. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits attached hereto.

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This Commitment Letter supersedes the Original Commitment Letter in full and, upon execution of this Commitment Letter, the Original Commitment Letter will no longer have any force or effect (except that the indemnification and confidentiality provisions of the Original Commitment Letter that expressly survive the termination thereof shall continue in full force and effect to the extent set forth therein).

1.	Commitments.

In connection with the Transactions, (a) CS (in such capacity and, together with BAML, Citi, Macquarie Lender, DBNY and Jefferies, each in its capacity as an initial lender, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide 34.0% of the proposed amount of each Facility, (b) BAML is pleased to advise you of its commitment to provide 18.0% of the proposed amount of each Facility, (c) Citi is pleased to advise you of its commitment to provide 15.5% of the proposed amount of each Facility, (d) Macquarie Lender is pleased to advise you of its commitment to provide 15.0% of the proposed amount of each Facility, (e) DBNY is pleased to advise you of its commitment to provide 10.0% of the proposed amount of each Facility and (f) Jefferies is pleased to advise you of its commitment to provide 7.5% of the proposed amount of each Facility, in each case, subject only to the satisfaction of the conditions referenced in Section 6 hereof to the extent applicable to such Facility. It is further agreed that each Initial Lender shall be liable in respect of its commitments to the Facilities, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

2.	Titles and Roles.

It is agreed that you hereby appoint CS Securities, MLPFS, Citi, Macquarie Capital, DBSI and Jefferies to act and CS Securities, MLFPS, Citi, Macquarie Capital, DBSI and Jefferies hereby agree to act as lead arrangers and bookrunners for the Facilities (each in such capacity, a “Lead Arranger” and, collectively in such capacities, the “Lead Arrangers”). It is further agreed that CS Securities shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Term Facility, and that MLPFS, Citi, Macquarie Capital, DBSI and Jefferies shall appear to the immediate right of CS Securities, in that order. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

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3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrower, the Company and their respective subsidiaries and any affiliate of such competitor, in each case, that have been specified to us by you in writing on or prior to April 10, 2017; provided that a competitor, a subsidiary of a competitor or an affiliate of a Competitor shall not include any bona fide debt fund or investment vehicle, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing prior to April 10, 2017 and (iii) competitors that are operating companies and their affiliates, in each case that have been specified to us by you in writing prior to the launch of general syndication, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans commitments or participations in respect of the Facilities) (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lender may become a Lender and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, unless you otherwise agree in writing, except as set forth in Section 2 above, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation, subject to the conditions referred to in Section 6 below, to fund the applicable Facilities, on the date of the consummation of the Acquisition (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the applicable Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the applicable Facilities on the Closing Date has occurred and (iii) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the applicable Facilities on the Closing Date has occurred.

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Without limiting your obligations to assist us with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the applicable Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the applicable Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the applicable Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier to occur of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) is achieved and (ii) the 30th day following the Closing Date (the earlier of such dates, the “Syndication Date”), you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) the Lead Arrangers in completing a syndication of the Facilities that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication of the Facilities, (d) using your commercially reasonable efforts to procure prior to or concurrent with the launch of the syndication, at your expense, public ratings (but not specific ratings) for the Term Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause appropriate officers of the Company to be available for such meetings), (f) your using commercially reasonable efforts to ensure that, if required, the administrative agent for the Revolving Facility and its advisors and consultants shall have sufficient access to the Company to complete a commercial finance audit examination and inventory appraisal of the Company and its subsidiaries prior to the date that is 5 days prior to the Closing Date (and, regardless of whether a Successful Syndication has occurred, if after such use of commercially reasonable efforts, such access has not been provided by such 5th day, such access shall be required to be provided thereafter by a time to be mutually agreed) and (g) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries) being offered, placed or arranged (other than (i) the Facilities, (ii) replacements, extensions and renewals of existing indebtedness that matures prior to the Syndication Date or (iii) any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Merger Agreement) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities (it being understood that the Borrower’s and the Company’s and their respective subsidiaries’ ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the compliance with any of the provisions of this Commitment Letter (other than Exhibit D attached hereto), the commencement or the completion of the syndication of the Facilities or the obtaining of the ratings referenced above shall constitute a condition to the commitments hereunder or to the funding of the Facilities on the Closing Date.

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The Lead Arrangers, in their capacity as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent not to be unreasonably withheld or delayed and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to us all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower or the Company and reasonably available to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your respective affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit D hereto.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, including confidential information memoranda to be used in connection with the syndication of the applicable Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing materials and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”), on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Company or your or the Company’s respective securities that do not wish to receive material information with respect to you, the Company, your or its subsidiaries or your or their respective securities that is not publicly available) (“MNPI”) (any such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

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At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the applicable Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, the Borrower shall, and shall use commercially reasonable efforts to cause the Company to, provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders (which letters shall in each case include a customary “10b-5” representation), represent that the additional version of the Information Materials does not include any information that would be MNPI and exculpate you, the Company and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the arrangement of the Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective lenders under the Facilities (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the terms and conditions of the Facilities, and (c) drafts and final versions of the Facilities Documentation (as defined in Exhibit C). If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent. You will be solely responsible for the contents of the Information Memorandum and the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

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4.	Information.

You hereby represent and warrant that, (a) to the best of your knowledge as to the Company and its subsidiaries and businesses, all written factual information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to the Commitment Parties by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Commitment Parties by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In syndicating the Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitment of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letter dated as of the date hereof by and among us and you and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise agreed in writing by the parties hereto.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the applicable Facilities on the Closing Date and the agreement of the Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibits B and C hereto (solely to the extent applicable to such Facility) and (b) the conditions set forth in Exhibit D hereto, and, upon satisfaction (or waiver by the Commitment Parties) of such conditions and the condition in the next succeeding paragraph, the initial funding of the applicable Facilities shall occur.

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Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 6, in the section entitled “Conditions to Initial Borrowing” in each of Exhibit B and Exhibit C hereto, and in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the Borrower and its material, wholly owned domestic subsidiaries (to the extent required under the terms of Exhibit B or Exhibit C hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that certificated securities (and related stock powers) of the Company’s subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date (subject to extensions agreed by the administrative agents for the Facilities). Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheets or the Fee Letter are subject to the approval and agreement of the Lead Arrangers and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets, including the “Documentation” paragraphs in Exhibit B and Exhibit C hereto, and shall be subject to the Conditionality Provision. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the guarantors of the Facilities (the “Guarantors”) set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability and no violation of, or conflict with organizational documents of Holdings, the Borrower and the Guarantors, in each case, related to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, and PATRIOT Act, status of the Facilities as senior debt and, subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

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7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letter, the Merger Agreement, the Transactions, the ABL Amendment, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Administrative Agent or arranger or bookrunner or any similar role under the Facilities and the ABL Amendment) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets (including counsel expenses in connection with other “trees”) and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the ABL Amendment or the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

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You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the ABL Amendment and the Facilities, and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you or any of your affiliates under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. No Commitment Party or its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and no Commitment Party or its affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that no Commitment Party or its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

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As you know, the Commitment Parties and their affiliates may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction, the Commitment Parties and their applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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9.	Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential and need to know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities, in connection with any public release or filing relating to the Transactions, or in any other required filing with the Securities Exchange Commission and other regulatory authorities, (iii) you may disclose the Commitment Letter, Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof (but not the Fee Letter), to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, or in any other required filing with the Securities Exchange Commission and other regulatory authorities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, and (vi) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, economic flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential basis.

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The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter or other services to you and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (including any self-regulatory authority) (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to (i) any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or (ii) any disclosure to a self-regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and, with the prior consent of the Borrower, to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or direct or indirect contractual counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or direct or indirect contractual counterparty to any swap or derivative transaction that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by the Commitment Parties to any Disqualified Lender. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary of the date of the Original Commitment Letter.

13

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than in connection with the syndication of the Facilities as contemplated hereunder (but subject to the limitations set forth in this Commitment Letter)), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that the Commitment Parties may assign their commitments and agreements hereunder, in whole or in part, to any of their affiliates, and the parties hereby agree that MLPFS may, without notice to you, the Sponsor or the Company, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter (it being understood that the Commitment Parties will not be relieved of their commitments to fund the applicable Facilities on the Closing Date in accordance with the terms hereof). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. Any agreement, consent or waiver specified in this Commitment Letter to be given by the Lead Arrangers shall be given by the Lead Arrangers representing, or affiliated with the Initial Lenders holding, at least a majority of the commitments in respect of the Facilities as of the date hereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the annexes and exhibits hereto), together with the Fee Letter and the ABL Amendment, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Merger Agreement Representations and whether as a result of any inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Merger Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

15

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the applicable provisions of the Facilities Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 17, 2017. The Initial Lenders’ commitment and the obligations of the Lead Arrangers hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Facilities, (ii) September 12, 2017 and (iii) the termination of the Merger Agreement in accordance with its terms (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitment of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Robert Kobre
Name:	Robert Kobre
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Lingzi Huang
Name:	Lingzi Huang
Title:	Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	SVP

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Vikas Singh
Name:	Vikas Singh
Title:	Director

[Signature Page to Amended and Restated Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Caesar Wyszomirkski
Name:
Title:

[Signature Page to Amended and Restated Commitment Letter]

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Authorized Signatory

By:	/s/ Michael Barrish
Name:	Michael Barrish
Title:	Authorized Signatory

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Managing Director

By:	/s/ Michael Barrish
Name:	Michael Barrish
Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Manfred Affenzeller
Name:	Manfred Affenzeller
Title:	Managing Director

By:	/s/ Nicholas Hayes
Name:	Nicholas Hayes
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Manfred Affenzeller
Name:	Manfred Affenzeller
Title:	Managing Director

By:	/s/ Nicholas Hayes
Name:	Nicholas Hayes
Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name:	Brian Buoye
Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

Accepted and agreed to as of
the date first above written:

HARLAND CLARKE HOLDINGS CORP.

By:	/s/ Peter A. Fera, Jr.
Name:	Peter A. Fera, Jr.
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Commitment Letter]

Annex I

Commitments

Initial Lender	Revolving Facility Commitments	Term Facility Commitments
CS	$34,000,000	$136,000,000
BAML	$18,000,000	$72,000,000
Citi	$15,500,000	$62,000,000
Macquarie	$15,000,000	$60,000,000
DBNY	$10,000,000	$40,000,000
Jefferies	$7,500,000	$30,000,000
Total	$100,000,000	$400,000,000

Annex 1

EXHIBIT A

Project Lambert
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter.

The Borrower intends to consummate the Acquisition pursuant to the Merger Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a) pursuant to the agreement and plan of merger (together with all exhibits, annexes and schedules thereto, collectively, the “Merger Agreement”) entered into among the Borrower, Merger Sub and the Company on April 10, 2017, Merger Sub will commence a cash tender offer (the “Equity Tender Offer”) to acquire all of the outstanding Series 1 common stock (the “Common Stock”) of the Company, at a price per share of Common Stock of $11.60 and whereby, following the consummation of the Equity Tender Offer, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company and Borrower and Merger Sub will consummate, if applicable, the other transactions described therein or related thereto;

(b) (i) the Borrower and the Initial Lenders have entered into an amendment in the form of Annex I to this Exhibit A and dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “ABL Amendment”) to the Credit Agreement dated as of February 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing ABL Credit Agreement”), among the Borrower, CA Acquisition Holdings, Inc. (“Holdings”), each subsidiary of the Borrower from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto to, among other things, evidence the Initial Lenders’ commitments under the Revolving Facility (as defined below), increase the amount of the revolving commitments thereunder to at least $250 million and permit the Acquisition and the related Transactions (provided that the conditions to the effectiveness of the ABL Amendment shall be no broader than the conditions in Section 6 of the Commitment Letter and in Exhibit D to the Commitment Letter); and

(ii) the Borrower will obtain $100 million in aggregate principal amount of additional revolving commitments described in Exhibit B hereto (the “Revolving Facility”), which will be provided pursuant to the ABL Amendment to the extent the Amendment Effective Date occurs and which will be documented as Incremental Revolving Commitments under and as defined in the Existing ABL Credit Agreement, as amended by the ABL Amendment (the “Amended ABL Credit Agreement”);

A-1

(c) the Borrower will obtain $400 million in aggregate principal amount of senior secured term loans (the “Term Facility”, and together with the Revolving Facility, the “Facilities”), which will be documented as Incremental Term Loan Commitments under and as defined in the Credit Agreement dated as of April 4, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Term Credit Agreement”), among the Borrower, Holdings, each subsidiary of the Borrower from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the other agents and lenders party thereto;

(d) (i) the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 23, 2014, as amended as of May 26, 2016, among the Company, Comerica Bank, as administrative agent, and the other parties party thereto, will be refinanced or repaid in full and arrangements for the concurrent release of all related liens shall be made (the transactions contemplated above, the “Refinancing”); and

(ii) after giving effect to the Refinancing and the other Transactions, the Borrower and its subsidiaries shall have no material outstanding third party indebtedness for borrowed money, other than (A) any indebtedness under the Existing ABL Credit Agreement if the Amendment Effective Date has occurred, (B) any Term Loans (as defined therein) outstanding under the Existing Term Credit Agreement as of the date of the Commitment Letter, (C) ordinary course capital leases, purchase money indebtedness, equipment financings and other ordinary short term working capital facilities, (D) indebtedness permitted to be incurred prior to the Closing Date under the Merger Agreement, (E) replacements, extensions and renewals of existing indebtedness that matures prior to the Syndication Date, (F) the Borrower’s 6.875% senior secured notes due 2020 (the “2020 Notes”), (G) the Borrower’s 9.250% senior unsecured notes due 2021 (the “2021 Notes”), (H) the Borrower’s 8.375% senior secured notes due 2022 (the “2022 Notes”), (I) indebtedness under the Facilities and (J) certain other indebtedness that the Lead Arrangers and the Borrower reasonably agree may remain outstanding after the Closing Date; and

(g) the proceeds of the Facilities (to the extent borrowed on the Closing Date) will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to consummate the Refinancing and (iii) to pay any fees, costs and expenses incurred in connection with the Transactions (the amounts described in clauses (i) through (iii) above, collectively, the “Transaction Costs”). Any excess proceeds from the Facilities borrowed on the Closing Date shall be available to the Borrower and its subsidiaries for general corporate purposes.

The transactions described above (including the payment of any fees and expenses incurred in connection therewith) are collectively referred to herein as the “Transactions”.

A-2

ANNEX I to

EXHIBIT A

Form of ABL Amendment

[Attached Separately]

A-1-1

EXHIBIT B

Project Lambert

Revolving Facility
Summary of Principal Terms and Conditions1

Borrowers:	Harland Clarke Holdings Corp. (the “Borrower”) and any wholly owned U.S. restricted subsidiaries of the Borrower subsequently identified to the Lead Arrangers (collectively, the “Co-Borrowers”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Citibank, N.A. will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Borrower (excluding any Disqualified Lender and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Revolving Lenders”), and will perform the duties customarily associated with such roles (the “Revolving Administrative Agent”).

Lead Arrangers and Joint Bookrunners:	Citi, CS Securities, MLPFS, Macquarie, DBSI and Jefferies will act as lead arrangers and bookrunners for the Revolving Facility.

Revolving Facility:	The revolving facility (the “Revolving Facility”) shall be comprised of a senior secured asset based incremental revolving facility in an aggregate principal amount of $100 million incurred pursuant to the ABL Amendment and as Incremental Revolving Commitments under and as defined in Section 2.24(a) of the Amended ABL Credit Agreement.

The loans under the Revolving Facility are collectively referred to as “Revolving Loans”.

Incremental Facilities:	With respect to the Revolving Facility, as set forth in the Amended ABL Credit Agreement.

1 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

B-1

Purpose:	The proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the payment of the Transaction Costs on the Closing Date.

Availability:	As set forth in the Amended ABL Credit Agreement.

Interest Rates and Fees:	As set forth in the Amended ABL Credit Agreement.

Default Rate:	As set forth in the Amended ABL Credit Agreement.

Letters of Credit:	As set forth in the Amended ABL Credit Agreement.

Final Maturity and
Amortization:	The Revolving Facility will mature, and lending commitments thereunder will terminate, as set forth in the Amended ABL Credit Agreement.

Guarantees:	As set forth in the Amended ABL Credit Agreement.

Notwithstanding the foregoing and subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will provide guarantees on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of Closing Date (as defined in the Existing ABL Credit Agreement).

Security:	As set forth in the Amended ABL Credit Agreement.

Notwithstanding the foregoing and subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will grant liens on its assets on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of Closing Date (as defined in the Existing ABL Credit Agreement).

Intercreditor Matters:	The relative rights and priorities in the Current Asset Collateral (as such term is defined in the Existing ABL Credit Agreement) and in the Fixed Asset Collateral (as such term is defined in the Existing ABL Credit Agreement) and among the Revolving Lenders and the Lenders under the other Facilities will be set forth in the Intercreditor Agreement (as defined in the Existing ABL Credit Agreement).

Cash Management/Cash Dominion:	As set forth in the Amended ABL Credit Agreement.

B-2

Mandatory Prepayments:	As set forth in the Amended ABL Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:	As set forth in the Amended ABL Credit Agreement.

Documentation:	The definitive documentation will be in the form of the ABL Amendment (the “Revolving Facility Documentation”).

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Revolving Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter and in Exhibit D to the Commitment Letter.

Conditions to All Borrowings:	As set forth in the Amended ABL Credit Agreement.

Negative Covenants:	As set forth in the Amended ABL Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Revolving Administrative Agent and Lead Arrangers:	With respect to the Lead Arrangers, Latham & Watkins LLP. With respect to the Revolving Administrative Agent, Skadden, Arps, Slate, Meagher & Flom LLP.

B-3

EXHIBIT C

Project Lambert

Term Facility
Summary of Principal Terms and Conditions2

Borrower:	Harland Clarke Holdings Corp. (the “Borrower”) and any wholly owned U.S. restricted subsidiaries of the Borrower subsequently identified to the Lead Arrangers (collectively, the “Co-Borrowers”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Credit Suisse AG will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other institutional lenders and investors (excluding any Disqualified Lender) (together with the Initial Lenders, the “Term Lenders”), and will perform the duties customarily associated with such roles (the “Term Administrative Agent”).

Lead Arrangers and Joint Bookrunners:	CS Securities, MLPFS, Citi, Macquarie, DBSI and Jefferies will act as lead arrangers and bookrunners, in each case, for the Term Facility.

Term Loan Facility:	The term loan facility (the “Term Facility”) shall be comprised of a senior secured term loan facility in an aggregate principal amount of $400 million (the “Term Facility”), incurred as Incremental Term Loan Commitments pursuant to Section 2.24(a) of the Existing Term Credit Agreement.

The loans under the Term Facility are collectively referred to as “Term Loans”.

Purpose:	The proceeds of the Term Facility shall be used to pay the Transaction Costs.

2 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

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Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity and Amortization:	The Term Facility will mature on the Tranche B-6 Maturity Date (as defined in the Existing Term Credit Agreement) and will amortize in equal quarterly installments of 0.625% (including, if applicable, any adjustments agreed by the Borrower and Term Administrative Agent to permit the Term Facility to be fungible with the Tranche B-6 Term Loans (as defined in the Existing Term Credit Agreement)), with the balance payable on the Tranche B-6 Maturity Date (as defined in the Existing Term Credit Agreement); provided that so long as any loans under the Term Facility are outstanding (or if any Tranche B-6 Term Loans are outstanding if the loans under the Term Facility are part of the same Series), unless consented to by the holders of a majority in aggregate principal amount of the Term Facility (or the Tranche B-6 Term Loans if the loans under the Term Facility are part of the same Series), to the extent that the Installment Amount (as defined in the Existing Term Credit Agreement) for any Installment Date (as defined in the Existing Term Credit Agreement) is less than $25 million, the Borrower shall make a voluntary prepayment of any series of term loans on such Installment Date in an aggregate amount equal to the difference between $25 million and such Installment Amount (the “Minimum Amortization Provision”); provided, further, if on any Installment Date, the Consolidated Secured Debt Ratio (as defined in the Existing Term Credit Agreement) is greater than 2.75:1.00 on a pro forma basis after giving effect to all amortization payments made on such Installment Date, the Borrower shall make a voluntary prepayment of one or more Series of Term Loans (as defined in the Existing Term Credit Agreement) specified by it pursuant to the provisions thereof in an aggregate amount on any such Installment Date equal to $7,500,000, which, notwithstanding anything contained in the Existing Term Credit Agreement to the contrary, shall be applied to the remaining principal installments thereof in inverse order of maturity.

Guarantees:	Consistent with the Existing Term Credit Agreement; provided that, subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will provide guarantees on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of the Original Closing Date (as defined in the Existing Term Credit Agreement).

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Security:	Consistent with the Existing Term Credit Agreement; provided that, subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will grant liens on its assets on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of the Original Closing Date (as defined in the Existing Term Credit Agreement).

Mandatory Prepayments:	Consistent with the Existing Term Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:	Consistent with the Existing Term Credit Agreement, including prepayment penalties consistent with the Tranche B-6 Term Loans.

Documentation:	The definitive documentation for the Term Facility (the “Term Facility Documentation”, and together with the Revolving Facility Documentation, the “Facilities Documentation”) will be in the form of a New Facility Joinder Agreement under and as defined in the Existing Term Credit Agreement and will be substantially consistent with the terms applicable to the Tranche B-6 Term Loans under and as defined in the Existing Term Credit Agreement, it being understood that the Term Facility Documentation shall include changes and modifications that reflect the terms of this Term Sheet and the flex provisions, if applicable, of the Fee Letter.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter and in Exhibit D to the Commitment Letter.

Governing Law and Forum:	New York.

Counsel to the Term Administrative Agent, Lead Arrangers and Joint Bookrunners:	Latham & Watkins LLP.

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ANNEX I to
EXHIBIT C

Interest Rates:	At the option of the Borrower, initially, for each Term Facility, LIBOR Rate plus 5.50% or ABR plus 4.50% (it being understood that the LIBOR Rate with respect to the Term Facility shall not be less than 1.00% per annum).

“ABR” means the Alternate Base Rate (as defined in the Existing Term Credit Agreement).

“LIBOR Rate” means the Adjusted LIBOR Rate (as defined in the Existing Term Credit Agreement).

The provisions relating to the election of interest periods, the calculation of interest, and interest payment dates shall be consistent with the Existing Term Credit Agreement.

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EXHIBIT D

Project Lambert
Summary of Additional Conditions3

Subject in all respects to the Conditionality Provision, the initial borrowings under the Facilities shall be subject to the following conditions:

1.     Since the date of the Merger Agreement, a Company Material Adverse Effect (as defined in the Merger Agreement) shall not have occurred.

2.     The Administrative Agent shall have received (a) the Facilities Documentation, which shall have been executed and delivered by the Borrower and the Guarantors (as applicable subject to the Conditionality Provision), and (b) customary legal opinions in form and substance acceptable to the Lead Arrangers, customary evidence of authorization, charter documents, good standings (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, customary officer’s certificates, customary incumbency certificates, and a solvency certificate of Borrower’s chief financial officer in substantially the form of Annex I to Exhibit D hereto.

3.     The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder that are material and adverse to the Lenders without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that any adverse waivers, modifications, consents or amendment to, or in respect of, the definition of a “Company Material Adverse Effect” (or any matters that would constitute an exclusion from such definition) shall be deemed materially adverse to the interests of the Lenders unless approved by the Lead Arrangers and, substantially simultaneously with the initial borrowing under the Facilities, the Certificate of Merger evidencing the consummation of the Acquisition shall have been filed with the Delaware Secretary of State. For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Lead Arrangers.

4.     The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

5.     The Refinancing shall have been consummated or shall be consummated substantially concurrently with the initial borrowings under any of the Facilities.

3 Capitalized terms used in this Exhibit shall have the meanings set forth in the Amended and Restated Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.

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6.     The Lead Arrangers shall have received (a) audited consolidated balance sheets of each of the Borrower and the Company and related statements of operations, statements of stockholders’ equity and statements of cash flows of each of the Borrower and the Company for the fiscal year ending December 31, 2016, and (b) unaudited consolidated balance sheets and related statements of operations and statements of cash flows of each of the Borrower and the Company for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing Date (other than any fiscal fourth quarter). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a).

7.     Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the relevant administrative agent’s security interests in the collateral for the Facilities shall have been executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing.

8.     The Initial Lenders shall have received at least two (2) business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing by the relevant administrative agent at least ten (10) days prior to the Closing Date that it reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.     All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

10.    With respect to the Facilities, the Initial Lenders shall have had a period of no less than 15 consecutive Business Days (as defined in the Merger Agreement) (the “Marketing Period”) to syndicate the Facilities following the receipt of the Information Memorandum; provided that (x) July 3, 2017 shall be disregarded and not count as a Business Day for purposes of calculating such 15 consecutive Business Day period and (y) if such 15 consecutive Business Day period has not ended on or prior to August 15, 2017, such period will not commence until September 3, 2017. It is hereby agreed that the Borrower may notify the Lead Arrangers in writing that the Borrower reasonably believes that it has delivered the Information Memorandum and financial statements required for the commencement of the Marketing Period and that such Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Marketing Period unless the Lead Arrangers object in writing within two (2) Business Days of receipt of such notice (stating with reasonable specificity which information you have not delivered for purposes of compliance with this condition).

11.    With respect to the Revolving Facility, the Amendment Effective Date shall have occurred.

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ANNEX I to

EXHIBIT D

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of _____, a _____ _____ ( the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.     This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of ____________, among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.     For purposes of this certificate, the terms below shall have the following definitions:

(a)     “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety on a going concern basis, of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)     “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold (as a going concern) with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)     “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)     “Will be able to pay their Liabilities as they mature”

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For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)     “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.     For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)     I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b)     I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)     As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.     Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature in the ordinary course.

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

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By:
Name:
Title:

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